As filed with the Securities and Exchange Commission on February 21, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pharmaxis Ltd

(Exact name of Registrant as Specified in Its Charter)

Australia		N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Pharmaxis Ltd

Unit 2, 10 Rodborough Road

Frenchs Forest

NSW 2086

Australia

Telephone: +61 2 9454 7200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Elizabeth R. Hughes, Esq

Venable LLP

8010 Towers Crescent Drive

Suite 300

Vienna, VA 22182

(703) 760-1649

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Ordinary shares (4) (5)	—	—	—	—
Warrants (6)	—	—	—	—
Subtotal	U.S.$250,000,000	100%	U.S.$250,000,000	U.S.$26,750.00
Ordinary shares (5) (7)	40,000,005 shares	U.S.$2.73	U.S.$109,200,013.65	U.S.$11,684.40
Total				U.S.$38,434.40

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may be sold from time to time at indeterminate prices. In addition, up to 40,000,005 ordinary shares may be sold by or on behalf of selling shareholders or their donees, pledgees, transferees or other successors in interest, who will be named in a supplement to the prospectus forming part of this Registration Statement.
(2)	The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 with respect to the securities to be sold by the registrant and pursuant to Rule 457(c) with respect to the 40,000,005 ordinary shares that may be sold by the selling shareholders. The proposed maximum aggregate offering price of the 40,000,005 ordinary shares that may be sold by the selling shareholders is based on the high and low prices reported on the Australian Stock Exchange on February 16, 2007. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this Registration Statement exceed U.S.$250,000,000.
(4)	Subject to footnote (2), there is being registered hereunder an indeterminate number of ordinary shares as may from time to time be sold at indeterminate prices hereunder, and an indeterminate number of ordinary shares as may from time to time be issued upon exercise of warrants, which may be sold hereunder.
(5)	American depositary shares (“ADSs”) evidenced by American depositary receipts issued upon deposit of the ordinary shares registered hereby are being registered under a separate registration statement. Each ADS represents 15 ordinary shares.

(6)	Subject to footnote (2), there is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices representing rights to purchase certain of the ordinary shares registered hereunder;
(7)	These ordinary shares may be sold by or on behalf of selling shareholders or their donees, pledgees, transferees or other successors in interest, who will be named in a supplement to the prospectus forming part of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 21, 2007

PROSPECTUS

$250,000,000

American Depository Shares Representing Ordinary Shares

and

Warrants

2,666,667 American Depository Shares

Representing 40,000,005 Ordinary Shares

Offered by the Selling Shareholders

Through this prospectus, we may offer our ordinary shares in the form of American depository shares, or ADSs, and warrants. The ADSs are evidenced by American depository receipts, or ADRs. Each ADS represents 15 ordinary shares. The aggregate offering price of the ordinary shares in the form of ADSs and warrants issued under this prospectus may not exceed U.S.$250,000,000. The prices and other terms of the ordinary shares and warrants that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

In addition, selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement, may offer and sell from time to time up to 40,000,005 ADSs, each using this prospectus and any prospectus supplement. We will not receive any of the proceeds from any sale of ADSs by the selling shareholders, or their respective pledgees, donees, transferees or other successors in interest.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our ordinary shares are listed on the Australian Stock Exchange under the symbol “PXS” and our ADSs are listed on the Nasdaq Global Market under the symbol “PXSL.”

Our principal offices are located at Unit 2, 10 Rodborough Road. Frenchs Forest, NSW 2086, Australia. Our telephone number at such address is +61 2 9454 7200.

Investing in our securities involves a high degree of risk. Please read “Risk Factors“ beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2007.

You should rely only on the information contained in this prospectus and the prospectus supplement, as well as information incorporated by reference. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and none of the underwriters are, making an offer of these securities in any jurisdiction where an offer is not permitted. Information contained on our website does not constitute part of this prospectus.

The terms “we,” “our,” “us,” “Pharmaxis Ltd”, “Pharmaxis” and “the Company” refer to Pharmaxis Ltd.

This prospectus contains translations of certain Australian dollar amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise specified, all translations from Australian dollars to U.S. dollars in this prospectus were made at the noon buying rate in the City of New York for cable transfers of Australian dollars as certified for customs purposes by the Federal Reserve Board of New York as of February 16, 2007, which was A$1.00 to U.S.$0.7868. We make no representation that the Australian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Australian dollars, as the case may be, at any particular rate or at all.

FORWARD-LOOKING STATEMENTS

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our business and scientific strategies;

•	the progress of our product development programs, including our clinical trials;

•	our expectations with respect to regulatory submissions and approvals;

•	our expectations with respect to corporate collaborations, including revenues expected from such collaborations;

•	our expectations with respect to revenues from the sales of our products or product candidates;

•	our estimates regarding our research and development expenses;

•	the protection of our intellectual property; and

•	our estimates regarding our capital requirements, the sufficiency of our cash resources and our need for additional financing.

The words “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the cautionary statements in this prospectus, particularly in the section entitled “Risk Factors.” However, new factors emerge from time to time and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public company incorporated and domiciled under the laws of Australia. A majority of our directors and executive officers are residents of countries other than the United States. Furthermore, all or a substantial portion of their assets and our assets are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon any of our directors and executive officers or on us; or

•

enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; or

•

enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	to bring an original action in an Australian court to enforce liabilities against any of our directors and executive officers or us based upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the ordinary shares and warrants described in this prospectus in one or more offerings up to a total dollar amount of U.S.$250,000,000 and the selling shareholders may sell up to 2,666,667 ADSs in one or more offerings. This prospectus provides you with a general description of the ordinary shares and warrants we may offer. Each time we or the selling shareholders offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Securities and Exchange Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Securities and Exchange Commission as described below under “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This section summarizes material information that appears later in this prospectus and the documents incorporated by reference and is qualified in its entirety by the more detailed information and financial statements incorporated by reference into this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the risk factors incorporated by reference into this prospectus and the more detailed information that appears later. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explain the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” for information about us, including our financial statements.

The Company

Overview

We are a specialty pharmaceutical company established to research, develop and bring to market human therapeutic products to treat chronic respiratory and autoimmune diseases. We take a fully integrated approach to the development of pharmaceutical products for human use and are involved in:

•	the research, preclinical development, manufacture and release of our products product candidates;

•	the design, management and control of our clinical trials; and

•	sales and marketing of our products.

Our pipeline of products and product candidates includes:

•	Aridol™ for the management of asthma;

•	Bronchitol TM for cystic fibrosis and chronic obstructive pulmonary disease;

•	PXS25/64 for the treatment of multiple sclerosis; and

•	PXS2076 for the treatment of rheumatoid arthritis.

Corporate Information

We are a public company limited by shares, domiciled in Australia and operates under, and subject to, the Corporations Act 2001 (Commonwealth of Australia) (“Corporations Act 2001”). Our ordinary shares are quoted on the Australian Stock Exchange Ltd and our American depositary shares (“ADS”) are quoted on the Nasdaq Global Market.

Our principal place of business is Unit 2, 10 Rodborough Road, Frenchs Forest, NSW 2086, Australia, and the our principal telephone number is +61 2 9454 7200.

The Securities We May Offer

We may use this prospectus to offer up to U.S.$250,000,000 of:

•	American depository shares representing ordinary shares

•	Warrants

In addition, selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 2,666,667 American Depository shares representing ordinary shares using this prospectus and any prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the Securities and Exchange Commission incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. You may lose all or part of your investment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933 (the “Securities Act”), we have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information about us and the ordinary shares to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement, each statement being qualified by this reference. This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100F Street, N.E., Room 1580, Washington, D.C. 20549, and at its regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Securities and Exchange Commission which can be assessed at http://www.sec.gov.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, although we are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) as a foreign private issuer, we will be exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports Form 8-K upon the occurrence of certain material events. We intend to fulfill the informational requirements that do apply to us as a foreign private issuer under the Exchange Act. We will also be subject to the informational requirements of the Australian Stock Exchange and the Australian Securities Investment Commission. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the Australian Stock Exchange and the Australian Securities Investment Commission. Our public filings with the Australian Stock Exchange are electronically available from the Australian Stock Exchange’s website (http://www.asx.com.au), and you may call the Australian Securities Investment Commission at +613 5177 3988 for information about how to obtain copies of the materials that we file with it.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the Securities and Exchange Commission and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•	Annual Report on Form 20-F for the year ended June 30, 2006, filed with the Securities and Exchange Commission on December 6, 2006;

•	Our Report on Form 6-K furnished to the Securities and Exchange commission on February 20, 2007; and

•

The description of our securities contained in our Registration Statement on Form 20-F, as amended, filed with the Securities and Exchange Commission on August 22, 2005 and any amendment or report filed for the purpose of updating that description.

We will also incorporate by reference any future filings made with the Securities and Exchange Commission under the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the Securities and Exchange Commission on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Pharmaxis Ltd

Unit 2, 10 Rodborough Road

Frenchs Forest

NSW 2086

Australia

Telephone: +61 2 9454 7200

Attention: Jane Sugden

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds to us from the sale of securities offered by us under this prospectus will be used for general corporate purposes, including research and development, marketing and sales, capital expenditures and working capital.

We will not receive any of the proceeds from any sale of ADSs representing ordinary shares by the selling shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

The following table shows the Company’s capitalization (distinguishing between guaranteed and unguaranteed, and secured and unsecured, indebtedness) as of December 31, 2006 under Generally Accepted Accounting Principles in the United States.

	As of December 31, 2006
	A$	U.S.$(1)
	(in thousands) (unaudited)
177,355,717 ordinary shares, $Nil par value issued and outstanding at December 31, 2006	$138,301	$109,037
Deficit accumulated during the development stage	(51,883)	(40,904)
Shareholders’ equity	86,419	68,133

Total capitalization	$86,419	$68,133

(1)	The amounts have been translated into U.S. dollars from Australian dollars based upon the noon buying rates in New York City as determined by the Federal Reserve Bank of New York on December 31, 2006. These translations are merely for the convenience of the reader and should not be construed as representations that the Australian dollar amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated.

DESCRIPTION OF SECURITIES WE MAY OFFER

Share Capital

The following summarizes the material provisions of our share capital and provides related summary information about provisions of our Constitution and about applicable Australian law. This summary information is not complete and we qualify it by reference to our Constitution and applicable law and regulations.

General

As of December 31, 2006, we had 177,355,717 ordinary shares and no preference shares outstanding. As of January 31, 2007, we had 177,360,217 ordinary shares and no preference shares outstanding. All of our issued and outstanding ordinary shares are fully paid. We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law. No ordinary shares are held by or on behalf of Pharmaxis.

We also have employees holding outstanding options to purchase ordinary shares which are exercisable at various dates and for various exercise prices into fully paid ordinary shares. As of December 31, 2006, we had outstanding options to purchase a total of 10,329,832 ordinary shares held by our employees. As of January 31, 2007, we had outstanding options to purchase a total of 10,246,082 ordinary shares held by our employees.

As of December 31, 2006, we had 1,271,871 ADSs outstanding. As of January 31, 2007, we had 1,269,151 ADSs outstanding. The terms of our ADSs are presented below in the section entitled “American Depositary Shares” and elsewhere throughout this prospectus.

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Stock Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the board of directors determine. We may only issue preference shares or convert ordinary shares into preference shares if the terms of the preference shares are set out in our Constitution or if the terms have otherwise been approved by shareholders. Our Constitution does not contain the terms of issue of any preference shares and no terms of issue of preference shares had been approved by shareholders. In order to issue preference shares, we would be required to amend our Constitution by special resolution to include the terms of issue of the preference shares or would otherwise need to approve the terms of issue. Both of these resolutions would require a special resolution of shareholders passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution. In certain circumstances, to issue additional or new classes of shares (including preference shares), in addition to a special resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution, we may also require the approval by special resolution of 75% of the votes cast by any class of shareholders whose rights are varied or are taken to be varied under the Corporations Act 2001 as a result of the issue of the additional shares or a new class of shares.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Listing Rules of the Australian Stock Exchange, the Corporations Act 2001 and other applicable law. A general summary of some of the rights and restrictions attaching to ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.

When we issue shares, we must issue to the shareholder, in the discretion of the directors, either one or more certificates for those securities, a statement of holding or any other document that the directors decide confirms ownership of the securities. We currently issue a statement of holding to our shareholders which sets out the number of shares held by the relevant shareholder. Our registrar is Computershare Investor Services Pty Ltd of Level 3, 60 Carrington Street, Sydney NSW 2000, Australia.

Transfer of Securities

Subject to applicable law, a shareholder may transfer their ordinary shares in accordance with the operating rules of an authorized clearing and settlement facility, by instrument of transfer in any common form or other form approved by the directors or by any other method recognized by the Corporations Act 2001 or the Australian Stock Exchange. We may only refuse to register a valid transfer when permitted by the Corporations Act 2001 and the Listing Rules of the Australian Stock Exchange. The directors may suspend the registration of transfers of our ordinary shares at times and for the periods the directors decide. The periods of suspension must not exceed an aggregate of 30 days in any calendar year.

Changes in Our Share Capital During the Last Three Years

During the last three years to December 31, 2006, the following changes have been made to our ordinary and convertible redeemable preference share capital:

In fiscal 2004, as part of the transition to an Australian listed public company, shareholders approved an 8 for 1 share split of all “A” and “B” class convertible redeemable preference shares, ordinary shares and other securities; a change in the Company’s status from a proprietary to a public company; the adoption of a new constitution; and, following the share split all “A” and “B” class convertible redeemable preference shares were converted to ordinary shares. Before the 8 for 1 share split, the Company had on issue 1,400,000 ordinary shares, 2,000,000 “A” class convertible redeemable preference shares and 3,852,000 “B” class convertible redeemable preference shares. After the 8 for 1 share split, there were 11,200,000 ordinary shares, 16,000,000 “A” class convertible redeemable preference shares and 30,816,000 “B” class convertible redeemable preference shares. After the conversion, the Company had 50,816,000 ordinary shares.

The Company completed its initial public offering and listed on the Australian Stock Exchange on November 10, 2003, issuing 50 million ordinary shares.

In fiscal year 2005, the Company issued 22 million ordinary shares in a private placement to institutional and sophisticated investors, 4,362,092 ordinary shares in a share purchase plan offered to existing shareholders, and 372,000 ordinary shares upon the exercise of employee options.

In fiscal year 2006, the Company completed a public offering of 19,500,000 ordinary shares in the form of 1,300,000 American Depositary Shares in the United States. Concurrently the Company placed 19,900,000 ordinary shares in Australia to institutional and sophisticated investors. In fiscal year 2006, the Company further issued 2,733,500 ordinary shares upon the exercise of employee options.

During the six (6) month period ending December 31, 2006, the Company issued 452,125 ordinary shares upon the exercise of employee options.

Constitution

Our constituent document is a Constitution which is similar in nature to the by-laws of a company incorporated under the laws of the U.S. Our Constitution does not provide for or prescribe any specific objects or purposes of the Company. Our Constitution is subject to the terms of the Listing Rules of the Australian Stock Exchange and the Corporations Act 2001. Our Constitution may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Shareholders Meetings

We must hold an annual general meeting within five months of the end of each fiscal year. Our end of fiscal year is currently June 30 each year. At the annual general meeting, shareholders typically consider the annual financial report, directors’ report and auditors report and vote on matters, including the election of directors, the appointment of the auditor and fixing the non-executive directors’ and auditor’s remuneration. We may also hold other meetings of shareholders from time to time. The annual general meeting must be held in addition to any other meetings which we may hold.

A director or the board of directors may call and arrange a meeting of shareholders, when and where they decide. The directors must call a meeting of shareholders when requested by shareholders who hold at least 5% of the votes that may be cast at the meeting or at least 100 members who are entitled to vote at the meeting or as otherwise required by the Corporations Act 2001. Shareholders with at least 5% of the votes in Pharmaxis may also call a general meeting at their own cost.

At least 28 calendar days notice must be given of a meeting of shareholders. A meeting of shareholders may be called on shorter notice if, in respect of the annual general meeting, all of the shareholders agree beforehand, or in respect of any other meeting of shareholders, if 95% of the shareholders agree beforehand.

Directors, auditors, shareholders, proxies, and attorneys and representatives of shareholders are entitled to attend general meetings. We may refuse admission to the meeting to anyone (other than a director) in accordance with our Constitution and applicable Australian law. For the purpose of determining who is a shareholder at a particular meeting, the directors will determine that shareholders at a specified time (typically this will be 48 hours before the meeting) are taken to be shareholders at the meeting.

The necessary quorum for a meeting of shareholders is five shareholders entitled to vote. We believe this quorum requirement is consistent with common practice for many listed Australian publicly listed companies.

Unless applicable law or our Constitution requires a special resolution, a resolution of shareholders is passed if more than 50% of the votes cast by shareholders entitled to vote are cast in favor of the resolution. A special resolution is passed if the notice of meeting sets out the intention to propose the special resolution and states the resolution and it is passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

A special resolution usually involves more important questions affecting Pharmaxis as a whole or the rights of some or all of our shareholders. Special resolutions are required in a variety of circumstances under our Constitution and the Corporations Act 2001, including without limitation:

•	to change our name;

•	to amend or repeal and replace our Constitution;

•	to approve the terms of issue of preference shares;

•	to approve the variation of class rights of any class of shareholders;

•	to convert one class of shares into another class of shares;

•	to approve certain buy backs of shares;

•	to approve a selective capital reduction of our shares;

•	to approve Pharmaxis financially assisting a person to acquire shares in Pharmaxis;

•	to remove and replace our auditor;

•	to approve the transfer of our place of registration to registration under a law of another state or territory of Australia;

•	to change our company type;

•	with the leave of an authorized Australian court, to approve our voluntary winding up;

•	to confer on a liquidator of Pharmaxis either a general authority or a particular authority in respect of compensation arrangements of the liquidator; and

•	to approve an arrangement entered into between a company about to be, or in the course of being, wound up.

Shareholder Voting Rights

At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share on a poll. This is subject to any other rights or restrictions which may be attached to any shares. In the case of an equality of votes on a resolution at a meeting (whether on a show of hands or on a poll), the chairman of the meeting has a deciding vote in addition to any vote that the chairman of the meeting has in respect of that resolution. A poll may be requested on any resolution by at least five shareholders entitled to vote on the resolution, by shareholders holding at least 5% of the votes that may be cast on the resolution or by the chairman.

The Listing Rules of the Australian Stock Exchange provide that the votes of certain shareholders must be disregarded in certain circumstances. Generally, a shareholder’s vote may be disregarded if the person may benefit from the transaction that is the subject of the resolution (subject to certain exceptions, such as where the benefit is received in their capacity as a shareholder in common with other shareholders). Without limitation, a shareholder’s vote may be disregarded in respect of:

•

the issue of shares or options, if the shareholder is entitled to acquire securities under the issue or has acquired securities under the issue (subject to a range of exceptions including in respect of a pro-rata offer made to all shareholders) or is entitled to any other sort of benefit as a result of the issue (for example underwriting commissions);

•	the amendment of the terms of options, if the shareholder holds the relevant options;

•	if the shareholder is a director, to approve an increase in the remuneration payable to the directors;

•	if the shareholder is a director, in respect of termination benefits payable to directors;

•	the acquisition or disposal of a substantial asset;

•	the issue of securities to specified related parties or anyone else the Australian Stock Exchange considers should not be entitled to vote; and

•	significant transactions such as changes to the nature and scale of our operations or a change to our main undertaking.

The Australian Stock Exchange may also identify a person who in their view should not be entitled to vote.

Issue of Shares and Changes in Capital

Subject to our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Stock Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine. Our power to issue shares includes the power to issue bonus shares (for which no consideration is payable to Pharmaxis), preference shares (including redeemable preference shares) and partly paid shares. For a description of our power to issue preference shares, see “Description of Securities We May Offer – General.”

Subject to the requirements of our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Stock Exchange and any other applicable law we may:

•	consolidate or divide our share capital into a larger or smaller number by resolution passed by shareholders at a general meeting;

•

may reduce our share capital by special resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution provided that the reduction is fair and reasonable to our shareholders as a whole, and does not materially prejudice our ability to pay creditors;

•

undertake an equal access buyback of our ordinary shares by ordinary resolution of shareholders (although if we have bought back less than 10% of our shares over the period of the previous 12 months, shareholder approval may not be required); and

•

undertake a selective buyback of certain shareholders’ shares by special resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution, with no votes being cast in favor of the resolution by any person whose shares are proposed to be bought back or by their associates.

In certain circumstances, including the division of a class of shares into further classes of shares, the issue of additional shares or the issue of a new class of shares, we may require the approval of any class of shareholders whose rights are varied or are taken to be varied by special resolution of shareholders generally and by special resolution of the holder of shares in that class whose rights are varied or taken to be varied.

Dividends

Subject to any special rights or restrictions attached to a share, we may pay dividends on our shares as the directors decide. Dividends may be only paid out of our profits.

Subject to any special rights or restrictions attached to a share, the directors may determine that a dividend will be payable on a share and fix the amount, the time for payment and the method for payment. Dividends may be paid on shares of one class but not another and at different rates for different classes. If the board of directors does not exercise their power to issue dividends, the shareholders in a general meeting may.

Under our Constitution, a shareholder or shareholders holding the requisite number of shares required to convene a general meeting would be able to convene a meeting or require the directors to convene a meeting to consider whether we should pay a dividend. The proposed resolution to pay the dividend would need to be included in the notice of meeting and would be voted on by shareholders as an ordinary resolution. Any dividend payable would only be payable out of our profits.

Liquidation Rights

Subject to any special rights or restrictions attached to shares, on a winding up, all available assets must be repaid to the shareholders and any surplus must be distributed among the shareholders in proportion to the number of fully paid shares held by them. For this purpose a partly paid share is treated as a fraction of a share equal to the proportion which the amount paid bears to the total issue price of the share before the winding up began.

If we experience financial problems, the directors may appoint an administrator to take over our operations to see if we can come to an arrangement with our creditors. If we cannot agree with our creditors, Pharmaxis may be wound up.

A receiver, or receiver and manager, may be appointed by order of a court or under an agreement with a secured creditor to take over some or all of the assets of a company. A receiver may be appointed, for example, because an amount owed to a secured creditor is overdue.

We may be wound up by order of a court, or voluntarily if our shareholders pass a special resolution to do so. A liquidator is appointed when a court orders a company to be wound up or the shareholders of a company pass a resolution to wind up the company. A liquidator is appointed to administer the winding up of a company.

Calls, Lien and Forfeiture in Respect of Partly Paid Shares

Subject to any special rights or restrictions attached to shares, the board of directors may make calls on the holder of a share for any unpaid portion of the issue price of that share at any time. The directors may make a call payable by installments. If the amount called is not paid by the requisite time, the shareholder must pay Pharmaxis interest on the amount unpaid from the date the call becomes payable until and including the date of payment and our costs arising from the non-payment. Joint holders of a share and their respective personal representatives are all jointly and severally liable to pay all calls on the share. The board of directors may recover an amount presently payable as a result of a call by suing the shareholder for the debt, by enforcing the lien on the share or by declaring forfeit the share. The forfeiture of a share extinguishes the former shareholder’s interest in the share. We have a first ranking lien on each share registered to a shareholder, dividends payable on a shares, proceeds on the sale of a share for an unpaid call or installment that is due but unpaid on the share, any amounts we are required by law to pay in respect of the shares of that shareholder, and in respect of any interest and costs presently payable to Pharmaxis by the shareholder. We may sell a share to enforce a lien in certain circumstances. We do not have any partly paid shares outstanding.

Limitations on Rights to Own Shares and ADSs

The Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia) (“Foreign Acquisitions and Takeovers Act 1975”) regulates acquisitions of shares by non-Australian persons giving rise to substantial interests or controlling interests in an Australian companies. Some of the relevant terms of the Foreign Acquisitions and Takeovers Act 1975 are summarized below.

In general terms, the Foreign Acquisitions and Takeovers Act 1975 prohibits a foreign interest from acquiring shares or entering into an agreement to acquire shares or interests in shares if, after the acquisition or agreement, such foreign interest would hold a substantial interest or controlling interest in an Australian corporation, without first applying for approval by the Treasurer of the Australian Government and such approval being granted or 40 days having elapsed after such application was made.

For foreign investors other than U.S. investors, the notification obligation arises in relation to proposals to acquire a substantial interest or controlling interest in an Australian business, the value of whose assets exceeds A$100 million or whose business is valued at over A$100 million. As of December 31, 2006, our business had a market valuation of greater than A$100 million. In the case of U.S. investors, other than the

U.S. government and other than when the investment proposal relates to investments in prescribed sensitive sectors, the requirement to notify the Australian Government of a proposal to acquire a substantial interest or a controlling interest in an Australian business arises when the value of the assets of the relevant Australian business exceeds A$871 million or the value of the Australian business exceeds A$871 million. A U.S. investor is defined as a national or permanent resident of the U.S., a U.S. enterprise, or a branch of an entity located in the U.S. and carrying on business activities in the U.S. As of December 31, 2006, we had assets and a market value less than A$871 million and were not be regarded as a business in a sensitive sector.

A “foreign interest” is defined, in summary, as:

•	a natural person not ordinarily resident in Australia;

•	a company in which a natural person not ordinarily resident in Australia or a foreign company holds a substantial interest;

•	a company in which two or more persons, each of whom is either a natural person not ordinarily resident in Australia or a foreign company, hold an aggregate substantial interest;

•	the trustee of a trust estate in which a natural person not ordinarily resident in Australia or a foreign company holds a substantial interest; or

•	the trustee of a trust estate in which two or more persons, each of whom is either a natural person not ordinarily resident in Australia or a foreign company, hold an aggregate substantial interest.

In summary, a person is taken to hold a substantial interest in a company if:

•

the person, alone or together with any associate or associates of the person, is in a position to control not less than 15% of the voting power in the company or holds legal or equitable interests in not less than 15% of the issued shares in the company; or

•

two or more persons are taken to hold an aggregate substantial interest in a company if they, together with any associate or associates of any of them, are in a position to control not less than 40% of the voting power in the company or hold legal or equitable interests in not less than 40% of the issued shares in the company.

Where a person holds a substantial interest in a company or two or more persons hold an aggregate substantial interest in a company, that person will be taken to hold a controlling interest in the company, or those persons will be taken to hold an aggregate controlling interest in the company, unless the Treasurer is satisfied that the person together with their associates (if any) are not in a position to determine the policy of the company.

The Treasurer may make an order prohibiting a proposed acquisition of shares or all or any of the proposed acquisitions. Where the Treasurer makes an order prohibiting a proposed acquisition of shares, it may also make an order in relation to a specified foreign person and their associates prohibiting those persons from acquiring additional interests or voting rights in the company.

Where a person has acquired shares in a company, and the Treasurer is satisfied that the acquisition has had the result that the company becomes controlled by foreign persons, or in the case of a company that was previously controlled by foreign persons, includes a person who is not one of the foreign persons forming part of the existing foreign interest, and that result is contrary to Australia’s national interest, the Treasurer may make an order directing the person who acquired the shares to dispose of those shares within a specified time to any person or persons approved in writing by the Australian government.

If a person or persons acquires shares or enters into an agreement to acquire shares or interests which requires the approval of the Treasurer, but the person or persons fails to get approval, the person or persons are guilty of an offence and may be liable to penalties and imprisonment. Among other things, orders are able to be made restraining the exercise of any rights attached to shares held by the foreign person or corporation and directing the disposal of shares.

Shareholders, potential shareholders and holders of ADSs and potential holders of ADSs are urged to get their own independent legal advice in relation to the application of the Foreign Acquisitions and Takeovers Act 1975.

Change of Control

Corporations Act 2001

Takeovers of listed Australian public companies, such as Pharmaxis, are regulated amongst other things by the Corporations Act 2001 which prohibits the acquisition of a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

A relevant interest is defined very broadly to capture most forms of interest in shares and would include interests in our ADSs. Generally, and without limitation, a person will have a relevant interest in securities if they:

•	are the holder of the securities;

•	have power to exercise, or control the exercise of, a right to vote attached to the securities; or

•	have power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct power or control).

It does not matter how remote the relevant interest is or how it arises. If two or more people can jointly exercise one of these powers, each of them is taken to have that power.

If at a particular time a person has a relevant interest in issued securities and the person:

•	has entered or enters into an agreement with another person with respect to the securities;

•	has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities; or

•	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities,

and the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised, the other person is taken to already have a relevant interest in the securities.

A person will also be regarded as having a relevant interest in voting shares in a company if the non-voting securities in which the person already had a relevant interest become voting shares in the company or there is an increase in the number of votes that may be cast on a poll attached to voting shares that the person already had a relevant interest in. In these circumstances, the acquisition of the relevant interest will occur when the securities become voting shares or the number of votes increases.

There are a number of exceptions to the prohibition on acquiring a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%. In general terms, some of the more significant exceptions include:

•	when the acquisition results from the acceptance of an offer under a formal takeover bid;

•	when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid and the acquisition occurs during the bid period;

•	when shareholders of the company approve the takeover by resolution passed at general meeting;

•

an acquisition by a person if, throughout the 6 months before the acquisition, that person, or any other person, has had voting power in the company of at least 19% and as a result of the acquisition, none of the relevant persons would have voting power in the company more than 3 percentage points higher than they had 6 months before the acquisition;

•	as a result of a rights issue;

•	as a result of dividend reinvestment schemes;

•	as a result of underwriting arrangements;

•	through operation of law;

•	an acquisition which arises through the acquisition of a relevant interest in another listed company;

•	arising from an auction of forfeited shares; or

•	arising through a compromise, arrangement, liquidation or buyback.

Breaches of the takeovers provisions of the Corporations Act 2001 are criminal offences. The Australian Securities and Investments Commission and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches to the takeovers provisions provided in the Corporations Act 2001.

Proportional Takeover

Our Constitution contains what is known as a proportional takeover provision which provides that the registration of transfers giving effect to a takeover for only a specified proportion of Pharmaxis is prohibited until a resolution to approve the bid is passed by shareholders of the bid class of securities. The resolution is passed if the proportion of bid class shareholders accepting the resolution is greater than 50%. The proportional takeover provision in our Constitution expires in October 2009. Shareholders may prior to or after that time renew the applicability of the proportional takeover provision at a general meeting.

Disclosure of Interests

The Corporations Act 2001 requires that a person must give notice to Pharmaxis in the prescribed form within two business days (or in some cases by the next business day) if:

•

the person begins to have, or ceases to have, a substantial holding in Pharmaxis. A substantial holding will arise if a person and their associates have a relevant interest in 5% or more of the votes in Pharmaxis or the person has made a takeover bid for the voting shares in Pharmaxis;

•	if the person has a substantial holding in Pharmaxis and there is a movement of 1% in their holding; or

•	if the person makes a takeover bid for Pharmaxis.

For the purposes of the notification obligation, a relevant interest in the voting shares is defined very broadly to capture most forms of interests in shares and would include interests in our ADSs. Generally, a person will have a relevant interest in securities if such person is the holder of the securities, has power to exercise, or control the exercise of, a right to vote attached to the securities or has power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct control or power). Likewise, associates are defined broadly and include:

•	corporate entities owned or controlled by the person;

•	corporate entities that control the person;

•	corporate entities that are controlled by an entity which controls the person;

•	persons with whom the person has or proposes to enter into agreements with which relate to the composition of our board; and

•	persons with whom the person is acting or is proposing to act in concert.

The rights attaching to our shares for non-compliance with the disclosure of interest requirements may result in disenfranchisement, loss of entitlement to dividends and other payments and restrictions on transfer. A person who contravenes these obligations is liable to compensate a person for any loss or damage the person suffers because of the contravention.

American Depositary Shares

American Depositary Receipts

The Bank of New York, as depositary, will execute and deliver the American Depositary Receipts, or ADRs. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent 15 ordinary shares (or a right to receive 15 ordinary shares) deposited with the principal Australian office of HongKong Bank of Australia, the principal Melbourne, Victoria, Australia office of Australia and New Zealand Banking Group Limited or the principal Melbourne, Victoria, Australia office of the National Australia Bank Limited, each as the custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

Our ADSs may be held either directly (by having an ADR registered in the holder’s name) or indirectly through a broker or other financial institution. If our ADSs are held directly, the holder of the ADS is an ADR holder. This description assumes our ADSs are held directly. If our ADSs are held indirectly, the indirect holder must rely on the procedures of his, her or its broker or other financial institution to assert the rights of ADR holders described in this section and should consult with his, her or its broker or financial institution to find out what those procedures are.

Holders of our ADRs will have ADR holder rights. A deposit agreement among Pharmaxis, the depositary and our ADR holders, and the beneficial owners of ADRs, sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs. We will not treat our ADR holders as one of our shareholders and our ADR holders will not have shareholder rights. Australian law governs shareholder rights. (For a description of our shareholders’ rights, see “Description of Securities We May Offer”). The depositary will be the holder of the shares underlying our ADSs. The depositary will keep books at its corporate trust office for the registration and transfer of ADRs, which shall be open at all reasonable times for inspection by the registered holders of our ADRs, provided that no inspection shall be for the purpose of communicating with the registered holders of our ADRs in the interest of a business or object other than the business of Pharmaxis or a matter related to the deposit agreement or the ADRs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, our ADR holders should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will our ADR holders receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to our ADR holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADR holders will receive these distributions in proportion to the number of shares their ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, our ADR holders may lose some of the value of the distribution.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

•

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution in proportion to the number of ADRs representing the underlying shares. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. Before making a distribution, the depositary will deduct any withholding taxes and fees that must be paid.

•

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to our ADR holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, our ADR holders will receive no value for them.

The depositary will not offer the rights unless both the rights and the securities to which the rights relate are exempt from registration under the Securities Act or are registered under the Securities Act. If the depositary makes rights available to our ADR holders, it will exercise the rights and purchase the shares at the request of and on each ADR holder’s behalf if our ADR holders pay it the exercise price and any other charges the rights require our ADR holders to pay. The depositary will then deposit the shares and deliver ADSs to our ADR holders.

U.S. securities laws may restrict transfers and cancellations of the ADSs represented by shares purchased upon exercise of rights. For example, our ADR holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•

Other Distributions. The depositary will send to our ADR holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to our ADR holders unless it receives satisfactory evidence from Pharmaxis that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that our ADR holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to them.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if our ADR holders or their brokers deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names our ADR holders request and will deliver the ADRs at its office to the persons our ADR holders request.

How do ADR holders cancel an ADR and obtain shares?

Our ADR holders may turn in their ADRs at the depositary’s office in order to withdraw the securities represented by the ADR. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADR to the ADR holder or a person he, she or it designates at the office of the custodian. Or, at the ADR holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do our ADR holders vote?

Our ADR holders may instruct the depositary to vote the ordinary shares underlying their ADRs, but only if we ask the depositary to ask for their instructions. Otherwise, our ADR holders will not be able to exercise their right to vote unless they withdraw the ordinary shares. However, our ADR holders may not know about the meeting enough in advance to withdraw the shares.

If we ask for our ADR holders’ instructions, the depositary will notify our ADR holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The materials will (1) describe the matters to be voted on and contain such information as is contained in the notice from us, (2) include a statement that the ADR holders on a specified record date will be entitled to direct the depositary to vote the shares or other deposited securities underlying the ADSs, subject to applicable law and our Constitution, and (3) explain how our ADR holders may instruct the depositary to vote the shares or other deposited securities underlying their ADSs as they direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Australian law and the provisions of the depositary agreement and the depositary’s operating documents, to vote or to have its agents vote the shares or other deposited securities as our ADR holders instruct. The depositary shall not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADR holders. We cannot assure our ADR holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that our ADR holders may not be able to exercise their right to vote and there may be nothing they can do if their shares are not voted as they requested.

Fees and Expenses

Persons depositing shares or ADR holders must pay:	For:

U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•     Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•     Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

U.S.$0.02 (or less) per ADS	• Any cash distribution to our ADR holders

A fee equivalent to the fee that would be payable if securities distributed to our ADR holders had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

U.S.$0.02 (or less) per ADS per calendar year (if the depositary has not collected any cash distribution fee during that year)	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when our ADR holders deposit or withdraw shares

Persons depositing shares or ADR holders must pay:	For:

Expenses of the depositary in converting foreign currency to U.S. dollars

•     Whenever the depositary or the custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the depositary be converted on a reasonable basis into U.S. dollars and the resulting U.S. dollars transferred to the United States

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

Any charges incurred by the depositary or its agents for servicing the deposited securities

Payment of Taxes

The ADR holder is required to pay all taxes and other governmental charges that may be payable in respect of any their ADSs, or the shares or other securities underlying their ADSs. The depositary may refuse to effect a transfer of any ADRs or refuse to effect the withdrawal of any securities underlying the ADRs while any such taxes and charges are outstanding. The depositary may deduct the amount of any taxes owed from any payments to our ADR holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. Our ADR holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to our ADR holders any proceeds, or send to our ADR holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Reclassify, split up or consolidate any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Distribute securities on the shares that are not distributed to our ADR holders	The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask our ADR holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without the consent of our ADR holders for any reason which we deem desirable. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, our ADR holders are considered, by continuing to hold their ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. In no event will an amendment impair the right of ADR holders to surrender and withdraw the underlying securities, except in order to comply with the applicable law.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so by notifying our ADR holders at least 60 days before termination. The depositary may also terminate the deposit agreement if the depositary has notified us that it would like to resign and by notifying our ADR holders at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADRs. At any time after the expiration of four months from the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations after the sale of the deposited securities will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on behalf any of our ADR holders or on behalf of any other party;

•

are not liable for any action or non action in reliance on the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holders or any other person believed in good faith to be competent to give such information;

•	are not liable for any acts or omissions made by a successor depositary; and

•	are not responsible for a failure to carry out any instructions for the depositary to vote the ADSs.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;

•	delivery of the certificates that we may specify to the depositary to assure compliance with the Securities Act; and

•	compliance with laws and regulations, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right of our ADR holders to Receive the Ordinary Shares Underlying their ADRs

Our ADR holders have the right to cancel their ADRs and withdraw the underlying shares at any time except:

•

When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying ordinary shares. This is called a pre-release of the ADR. The depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADRs instead of shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Warrants

General

We may issue warrants for the purchase of our ordinary shares in the form of ADSs. Warrants may be issued independently or together with our ordinary shares in the form of ADSs and may be attached to or separate from our ordinary shares. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Shares warrants

The prospectus supplement relating to a particular series of warrants to purchase our ordinary shares will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the ordinary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the ordinary shares with which the warrants are issued and the number of warrants issued with each share;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of ordinary shares that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

•	Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of Pharmaxis.

FORM, EXCHANGE AND TRANSFER

In the discretion of the directors, we will issue ordinary shares in either one or more certificates, a statement of holding or any other document that the directors decide confirms ownership of the securities. We will issue each warrant in book-entry form only, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under Book-Entry Procedures and Settlement.

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•

The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•

You may exchange, transfer, present for payment or exercise securities at the office of the relevant agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or may perform them itself.

•

You will not be required to pay a service charge to transfer or exchange your securities other than charges of the depositary discussed elsewhere herein, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•

If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•

If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company or DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary-banks, brokerage houses and other institutions that maintain securities accounts for customers that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common shares are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Exchange Act. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 2,666,667 ADSs representing ordinary shares which may be sold by or on behalf of our venture investors by their pledgees, donees, transferees or other successors in interest, who will be named in a supplement to this prospectus. Such securities were acquired by our venture investors in our initial public offering in Australia and placements prior thereto. The selling shareholders do not include officers or directors of Pharmaxis.

PLAN OF DISTRIBUTION

We or a selling shareholder may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents; or

•	through a combination of any of these methods of sale.

In compliance with the guidelines of the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate value of the of securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•	the type of securities to be offered;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•

any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, which in the aggregate will not exceed 8 percent of the gross proceeds of the offering;

•	the initial offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers;

•	any securities exchanges on which such offered securities may be listed; and

•	the names of the selling shareholders and the number of amount of securities being offered by them.

Any initial offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of offered securities, we or a selling shareholder will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We or a selling shareholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offered securities may be sold directly by us or a selling shareholder to one or more institutional purchasers, or through agents designated by us or a selling shareholder from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or a selling shareholder to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we or a selling shareholder will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us or a selling shareholder at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares may be issued upon conversion of or in exchange for depositary shares.

Each series of warrants will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Underwriters, dealers, agents and remarketing firms may be entitled, under agreements with us or a selling shareholder, to indemnification by us or a selling shareholder against certain civil liabilities, including liabilities under the Securities Act relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our affiliates or a selling shareholder in the ordinary course of business.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to the laws of Australia will be passed upon for us by PFM Legal Pty Ltd, Sydney, Australia. The validity of the securities and certain other legal matters with respect to the laws of the United States of America will be passed upon for us by Venable LLP, 575 7th Street, NW, Washington, DC 20004, United States of America.

EXPERTS

The financial statements of Pharmaxis Ltd incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with the issuance and distribution of the securities registered under this registration statement.

SEC Registration Fee	US$	38,434.40
Printing Expenses		*
Legal Fees and Expenses of the Company		*
Accounting Fees and Expenses of the Company		*
Miscellaneous		*

Total		*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Limitation of Liability and Indemnification Matters

Our Constitution provides that, except to the extent prohibited by the Corporations Act 2001, each of our officers shall be indemnified out of our funds against any liability incurred by such person in his or her capacity as an officer in defending any legal proceedings, whether civil or criminal, in which judgment is given in such person’s favor or where such officer is acquitted in connection with any application under the Corporations Act 2001 and relief is granted to such officer by a court.

We have entered into Deeds of Access to Documents and Indemnity agreements to indemnify our directors and executive officers and to provide contractual indemnification in addition to the indemnification provided for in our Constitution. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Our Constitution also permits us, to the extent permitted by law, to secure insurance on behalf of any officer for any liability arising out of his or her action. We maintain directors’ and officers’ liability insurance providing for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings. We intend to continue to maintain this insurance in the future.

Item 9.	Exhibits

(a)	Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement*

4.1	Form of American Depositary Receipt**

4.2	Form of Depositary Agreement**

4.4	Form of Warrant Agreement*

5.1	Opinion of PFM Legal Pty Ltd. regarding the legality of the securities being registered

23.1	Consent of PFM Legal Pty Ltd. (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

*	To be filed as an amendment or as an exhibit to a report filed pursuant to the Exchange Act, as amended and incorporated by reference herein.
**	Incorporated by reference to the Exhibits to our Registration Statement on Form F-1 and pre-effective and post effective amendments thereto, SEC File No. 333-128581.

Item 10.	Undertakings.

(a)	Rule 415 Offerings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 159d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Filings Incorporating Subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney, Commonwealth of Australia, on February 21, 2007.

PHARMAXIS LTD

By:	/s/ Alan D. Robertson
Name:	Alan D. Robertson
Title:	Chief Executive Officer
(Principal Executive Officer) and Director

By:	/s/ David M. McGarvey
Name:	David M. McGarvey
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Each person whose signature appears below appoints Alan D. Robertson, Chief Executive Officer, and David M. McGarvey, Chief Financial Officer, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 21, 2007.

Signature	Title	Date

/s/ Alan D. Robertson	Chief Executive Officer (Principal	February 21, 2007
Alan D. Robertson	Executive Officer) and Director

/s/ David M. McGarvey	Chief Financial Officer (Principal	February 21, 2007
David M. McGarvey	Financial and Accounting Officer)

/s/ Denis M. Hanley	Director	February 21, 2007
Denis M. Hanley

/s/ Peter C. Farrell	Director	February 21, 2007
Peter C. Farrell

/s/ Charles P.H. Kiefel	Director	February 21, 2007
Charles P.H. Kiefel

/s/ Malcolm J. McComas	Director	February 21, 2007
Malcolm J. McComas

/s/ John Villiger	Director	February 21, 2007
John Villiger

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of, has signed this registration statement in the City of Newark, State of Delaware, on February 21, 2007.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi, Managing Director
Authorized Representative in the United States